Exhibit 99.1

Hennessy Advisors, Inc. Reports First Quarter Earnings and Announces Quarterly Dividend

NOVATO, Calif., Feb. 11, 2021 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its first fiscal quarter of 2021, which ended December 31, 2020. The firm also announced a quarterly dividend of $0.1375 per share, which will be paid on March 9, 2021, to shareholders of record as of February 24, 2021, resulting in an annualized dividend yield of 6.0%.*

"We entered our new fiscal year with optimism and determination, even as we continued to experience economic uncertainty around the globe and political volatility here in the United States. The equity markets echoed that optimism and ended 2020 on a high note," said Neil Hennessy, Chairman and CEO. "The continued rollout of vaccines gives us strong hope that our economy will further reopen and recover in 2021 and continue to grow into the future," he added. "I want to thank our employees and business partners who quickly adapted to the challenges of the pandemic and continue to safely assist the investors in our mutual funds and our shareholders," said Mr. Hennessy.

"While our assets were down versus the prior period, we again delivered positive earnings for our shareholders, and believe the company remains in a solid financial position. We will once again pay our quarterly dividend while continuing to build our cash," said Teresa Nilsen, President and COO. "We have endeavored to improve every aspect of our operations, from our digital engagement in marketing and sales to our process and focus on corporate development, including acquisitions. We are committed to managing the company successfully through the pandemic, and we look forward to nimbly moving into the future to continue to deliver value for our shareholders," she added.

Summary Highlights (compared to the prior comparable period ended December 31, 2019):

  Total revenue of $7.8 million, a decrease of 24%.
  Net income of $1.8 million, a decrease of 33%.
  Fully diluted earnings per share of $0.24, a decrease of 31%.
  Average assets under management, upon which revenue is earned, of $3.8 billion, a decrease of 24%.
  Total assets under management of $3.8 billion, a decrease of 23%.
  Cash and cash equivalents (net of gross loan balance) of $10.0 million, an increase of 65%.

	Three Months Ended Dec. 31,		Change
	2020	2019	Dollar	Percent
Total Revenue	$ 7,788,999	$ 10,243,634	$ (2,454,635)	-24.0%
Net Income	1,773,312	2,628,047	(854,735)	-32.5%
Earnings Per Share (Diluted)	0.24	0.35	(0.11)	-31.4%
Weighted Average Number of Shares Outstanding (Diluted)	7,367,128	7,537,716	(170,588)	-2.3%
Mutual Fund Average Assets Under Management	3,785,369,547	4,948,290,569	(1,162,921,022)	-23.5%

	As of Dec. 31,
	2020	2019
Mutual Fund Total Assets Under Management	$ 3,832,551,456	$ 4,978,502,181	$ (1,145,950,725)	-23.0%
Cash and Cash Equivalents, Net of Gross Loan Balance	9,954,375	6,049,151	3,905,224	64.6%

* Based on the closing stock price of $9.19 on February 10, 2021, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy–and–hold philosophy that rejects the idea of market timing.

Supplemental Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements
This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward–looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward–looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward–looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Tania Kelley, Hennessy Advisors, Inc.,tania@hennessyadvisors.com; 800-966-4354, Melissa Murphy, SunStar Strategic, MMurphy@sunstarstrategic.com; 703-894-1061